AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 2002
                                                REGISTRATION NO. _______________




                        SECURITIES  AND  EXCHANGE  COMMISSION
                              Washington,  D.C.  20549

                                    FORM S-8

     REGISTRATION  STATEMENT  UNDER  THE  SECURITIES  ACT  OF  1933


                            PrimeLink  Systems,  Inc.
                            -------------------------
     (Exact  name  of  Registrant  as  specified  in  its  charter)


    Delaware                                     72-1186845
---------------------                            ----------
(State  or  other  jurisdiction  of          (IRS  Employer
incorporation  or  organization)            Identification  No.)

                               10135 Hereford Road
                               -------------------
                            Folsom, Louisiana  70437
     (Address  of  Principal  Executive  Offices,  including  ZIP  Code)


                   2002 Non-Qualified Stock Compensation Plan
                            (Full title of the plan)

                          CT Corporation Systems, Inc.
                          ----------------------------
                               1209 Orange Street
                              Wilmington, DE  19801
                     (Name and address of agent for service)

                                 (302) 658-7581
                                 --------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                      PROPOSED          PROPOSED
                      AMOUNT OF         MAXIMUM            MAXIMUM             AMOUNT OF
TITLE OF SECURITIES.  SHARES            OFFERING           AGGREGATE           REGISTRATION
TO BE REGISTERED . .  TO BE REGISTERED  PRICE PER SHARE    OFFERING PRICE(1)   FEE
--------------------  ----------------  -----------------  ------------------  -------------

 .001 par value
common stock . . . .         1,000,000  $         .46 (1)  $       460,000.00  $       42.32
--------------------  ----------------  -----------------  ------------------  -------------

 .001 par value
common stock
underlying stock
options. . . . . . .           500,000  $         .46 (2)  $       230,000.00  $       21.16
--------------------  ----------------  -----------------  ------------------  -------------

TOTALS . . . . . . .         1,500,000  $          .46(1)  $       690,000.00  $       63.48
--------------------  ----------------  -----------------  ------------------  -------------




(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported and last sale reported on the OTC Bulletin Board as of January 25, 2002.

(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(g) under the Securities Act and is calculated upon the price of the securities in the same class.






                                        2
                                   PROSPECTUS

                             PrimeLink Systems, Inc.

                        1,500,000 Shares Of Common Stock

     This prospectus relates to the offer and sale by PrimeLink Systems, Inc., a Delaware corporation, of shares of its $.001 par value per share common stock to employees, directors, officers, consultants, advisors and other persons associated with PrimeLink Systems, Inc. pursuant to the 2002 Non-Qualified Stock
Compensation Plan (the "Stock Plan").   Pursuant to the Stock Plan, PrimeLink
Systems, Inc. is registering hereunder and then issuing, upon receipt of adequate consideration therefore, 1,000,000 shares of common stock and 500,000 shares of common stock underlying stock options.

     The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of PrimeLink Systems, Inc. within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. PrimeLink Systems, Inc. is registering 500,000 shares for affiliates of the company. An affiliate is summarily, any director, executive officer or controlling shareholder of PrimeLink Systems, Inc. or any one of its subsidiaries. An "affiliate" of PrimeLink Systems, Inc. is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The common stock is traded on the OTC Bulletin Board under the symbol "PMLK."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is January 31, 2002

     This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contract or other documents filed as an exhibit to either the registration statement or other filings by PrimeLink Systems, Inc. with the
 Commission are qualified in their entirety by reference thereto.

     A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: PrimeLink Systems, Inc., 10135 Hereford Road, Folsom, Louisiana 70437. PrimeLink Systems, Inc.'s telephone number is (985) 796-5806.

     PrimeLink Systems, Inc. is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements and other information filed by PrimeLink Systems, Inc. under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549.

     No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by PrimeLink Systems, Inc. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of PrimeLink Systems, Inc. since the date hereof.

                                TABLE OF CONTENTS


INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS. . . . . . . . . . . . . . .   6

Item 1.  The Plan Information . . . . . . . . . . . . . . . . . . . . . . . . . .   6

Item 2.  Registrant Information and Employee Plan Annual Information               13

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT. . . . . . . . . . . . . . . .  13

Item 3.  Incorporation of Documents by Reference. . . . . . . . . . . . . . . . .  13

Item 4.  Description of Securities. . . . . . . . . . . . . . . . . . . . . . . .  14

Item 5.  Interests of Named Experts and Counsel . . . . . . . . . . . . . . . . .  14

Item 6.  Indemnification of Officers, Directors, Employees and Agents . . . . . .  14

Item 7.  Exemption from Registration Claimed. . . . . . . . . . . . . . . . . . .  15

Item 8.  Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

Item 9.  Undertakings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

SIGNATURES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

EXHIBIT INDEX . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19


                                     PART 1
                    INFORMATION REQUIRED IN THE SECTION 10(A)
                                   PROSPECTUS
ITEM 1.  THE PLAN INFORMATION.
THE  COMPANY

     PrimeLink Systems, Inc. has its principal executive offices at 10135 Hereford Road, Folsom, Louisiana 70437. PrimeLink Systems, Inc.'s telephone number is (985) 796-5806.

     In evaluating an investment in the common stock of PrimeLink Systems, Inc. (the "Company"), the following risk factors should be considered:

THE INDUSTRIES THAT THE COMPANY SERVES ARE SUBJECT TO RAPID TECHNOLOGICAL AND REGULATORY CHANGE . The Company derives and anticipates that it will continue to derive a substantial portion of its revenue from customers in the telecommunications industry. The telecommunications industry is subject to rapid changes in technology and governmental regulation. Changes in technology may reduce the demand for the services that the Company provides. New or developing technologies could displace the wireline systems used for the transmission of voice, video and data, and improvements in existing technology may allow telecommunications providers to significantly improve their networks without physically upgrading them. Additionally, the telecommunications industry has been characterized by a high level of consolidation that may result in the loss of one or more customers. Loss of customers will have a material adverse affect on the Company's operations.

THE VOLUME OF WORK THAT THE COMPANY RECEIVES FROM ITS CUSTOMERS IS DEPENDENT ON THEIR FINANCIAL RESOURCES AND ABILITY TO OBTAIN CAPITAL. The volume of work awarded under contracts with certain of the Company's telecommunications customers is subject to periodic appropriations or rate increase approvals during each contract's term. If a customer of the Company's fails to receive sufficient appropriations or rate increase approvals, that customer could reduce the volume of work that it awards to the Company or delay its payments to the Company. These outcomes could affect the Company negatively. In addition, a number of other factors, including financing conditions for the industry, could adversely affect the Company's customers and their ability or willingness to fund capital expenditures in the future. These factors could also have a material adverse effect on the Company's results of operations.

THE COMPANY FACES NUMEROUS COMPETITORS, AND POTENTIAL COMPETITORS FACE FEW BARRIERS TO ENTRY. The industries in which the Company

                                        6
operates are highly competitive and the Company competes with other companies in most of the markets in which it operates. The Company may also face competition from existing or prospective customers who employ in-house personnel to perform some of the same types of services as the Company provides. There are relatively few significant barriers to entry into the markets in which the Company operates, and as a result, any organization that has adequate financial resources and access to technical expertise may become one of its competitors. Competition will affect the operating results that the Company is able to achieve.

MANY OF THE COMPANY'S CONTRACTS MAY BE CANCELED ON SHORT NOTICE, AND THE COMPANY MAY BE UNSUCCESSFUL IN REPLACING ITS CONTRACTS AS THEY ARE COMPLETED OR EXPIRE. The Company provides a significant portion of its services on a non-recurring, project by project basis. It could experience a material adverse effect on its results of operations and financial condition if the Company's customers cancel a significant number of contracts, or it fails to win a significant number of its existing contracts upon re-bid, or it completes the required work under a significant number of our non-recurring projects and cannot replace them with similar projects.

 THE COMPANY EXPERIENCES VARIATIONS IN REVENUE AND NET INCOME AS IT COMMENCES OR COMPLETES WORK. Its contracts typically require significant start-up costs in one quarterly period, but the Company typically does not realize the benefit of the contractual revenue until subsequent periods. The completion of major contracts may affect the Company's quarterly results for similar reasons. In addition, the amount and type of work that it performs at any given time and the general mix of customers for which the Company performs work can vary significantly from quarter to quarter, affecting the Company's quarterly results.

IF THE COMPANY IS UNABLE TO EXPAND ITS INFRASTRUCTURE, IT WILL NOT BE SUCCESSFUL IN MANAGING ITS RAPID GROWTH. The Company's anticipated growth could significantly strain its operational infrastructure and financial resources. To manage that growth effectively, the Company will need to continuously enhance its information systems and its operational and financial systems and controls. The Company's business and results of operations may be adversely affected if it is unable to expand and continuously improve its operational infrastructure.

THE COMPANY MAY HAVE DIFFICULTY IDENTIFYING AND FINANCING ACQUISITIONS. It has grown rapidly through internal growth and may consider acquisitions of other companies in the future to enhance its growth. The Company may face increased competition for acquisition candidates which generally raises prices for these targets and lengthens the time required to recoup its investment. The Company's acquisition strategy presents the risks inherent in assessing the value, strengths and weaknesses of growth opportunities, and evaluating the costs and uncertain returns of expanding its operations. The Company cannot assure an investor that it will be able to identify and acquire appropriate businesses on favorable terms or at all, that it will be able to obtain financing for acquisitions on

                                        7
favorable terms if at all, or that the companies that it acquires will perform as the Company expects. The Company's future acquisitions could also result in issuing additional shares of its capital stock, which could dilute its existing shareholders, incurring additional debt to finance the acquisitions, which could require the Company to agree to restrictive covenants and which might limit its operational and financial flexibility; or using its cash, which would reduce the funds that it has available for other corporate purposes.

THE COMPANY MAY HAVE DIFFICULTY INTEGRATING THE BUSINESSES THAT IT ACQUIRES. Once it has acquired a business, the integration process may require the Company to change its operating methods and strategies. The integration of an acquired business may divert the attention of its management of the acquired business from its day-to-day responsibilities. It may also become responsible for liabilities of an acquired business that it may not have discovered prior to an acquisition. Any difficulties that are encountered in the integration process could reduce the earnings it generates from an acquired business, which may have a material adverse effect on the results of its operations.

THE COMPANY IS EFFECTIVELY SELF-INSURED AGAINST MANY POTENTIAL LIABILITIES. Although it maintains insurance policies with respect to automobile, general liability, workers' compensation and employee group health claims, those policies are generally subject to certain deductibles and policy limits the company believes to be appropriate based on its evaluation of risk within its recurring business operations. However, if the Company were to experience insurance claims or costs above our estimates and were unable to offset such increases with earnings, its business could be materially and adversely affected.

THE COMPANY IS CONTROLLED BY A SMALL NUMBER OF ITS EXISTING STOCKHOLDERS. The management and members of their families beneficially own more than 35% of the outstanding shares of our common stock. Accordingly, they will remain in a position to effectively to control the vote of most matters submitted to the Company's shareholders, including any merger, consolidation or sale of all or substantially all of its assets; to elect all of the members of its Board of Directors; to prevent or cause a change in its control; and to decide whether the Company will issue additional common stock or other securities or declare dividends. These stockholders' ability to exercise significant control over the Company may discourage, delay or prevent a takeover attempt that a shareholder might consider in his or her best interest and that might result in them receiving a premium for their common stock.

THE COMPANY'S QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY. The Company has experienced and expects to continue to experience quarterly variations in revenues and net income as a result of many factors, including: the timing and volume of customers' construction and maintenance projects; budgetary spending patterns of customers; the commencement or termination of significant agreements with its customers, costs incurred to support growth internally or through acquisitions; fluctuations in results of operations caused by acquisitions; changes in its mix of customers, contracts and business activities; and

                                        8
fluctuations in insurance expense accruals due to changes in claims experience. Revenues and net income in any calendar quarter have in the past been, and may in the future be, adversely affected by weather conditions and year-end budgetary spending patterns of the Company's customers.

THE COMPANY DEPENDS ON A SMALL GROUP OF KEY CUSTOMERS. Its customer base is highly concentrated. The top five customers in fiscal 2000 accounted in the aggregate for almost all of the Company's total contract revenues. The Company believes that a substantial portion of its contract revenues and operating income will continue to be derived from a concentrated group of key customers. The loss of any key customer, if not replaced, could have a material adverse effect on the Company's business.

SUCCESSFUL COMPLETION AND UTILIZATION OF THE COMPANY'S FIBER NETWORK DEPENDS ON MANY FACTORS. Meeting its business objectives will largely depend on the Company's ability to complete and efficiently market its fiber network. The Company must also achieve sufficient sales volume with its networks in order to fully realize the expected cash flows, operating efficiencies and cost benefits. The successful completion of its fiber network depends upon many factors, some of which are beyond its control, including: gaining access to sufficient capital; obtaining access to rights-of-way; the timely granting of franchise agreements; the availability of construction contractors; timing conflicts with other fiber projects which could increase contractor costs; the pricing and availability of advanced fiber optic cable; construction delays; and cost overruns. Although the Company believes that its cost estimates and build out schedule are reasonable, it can not give any assurances that the actual construction costs or time required to complete the construction of its fiber network will match its estimates.

INCREASING SUPPLY COULD EXCEED DEMAND AND REDUCE PRICES. The Company expects that prices for fiber, bandwidth and data services will decline over the next several years as the deployment of new fiber networks add substantially more supply than in the past. Additionally, technological advances such as dense wave division multiplexing, high speed optical transmission electronics and packet switching will substantially increase the transmission capacity of fiber at much lower costs. The Company cannot give any assurances that it will be able to achieve increased sales volumes at acceptable prices and volumes to support its networks. Its financial condition could be adversely affected if it is unable to successfully market the capacity of its network or adequately utilize our network capacity for internal traffic.

 THE COMPANY WILL NEED ADDITIONAL CAPITAL AFTER 2000 TO FINANCE FURTHER EXPANSION OF ITS FIBER NETWORK . The Company estimates that its total capital requirements for the next several years will be substantial. It cannot give any assurances that the anticipated sources of working capital will continue to be available, that it has anticipated all future costs, or that its expected financial resources will be sufficient to cover future expenditures. Company revenues and costs are dependent upon factors that are not within its control, such as regulatory changes, changes in technology, and increased competition. Due to

                                        9
the uncertainty of these factors, actual revenues and costs may vary from expected amounts, and such variations are likely to affect the Company's future capital requirements. Working capital is expected to be used, among other purposes, for: expansion of the fiber network; installation of additional voice and data switches; co-locating in the central offices of local telephone companies; opening new sales offices; recruiting and training new personnel; and additional and increased marketing expenses. The Company will need additional capital after 2000 to finance further expansion of its fiber networks. The actual amount and timing of future capital requirements may differ from the Company's estimates, depending on the demand for services, regulatory, technological and competitive developments, new market developments and new opportunities. The Company may also require additional capital in the future, or sooner than currently anticipated, for new business activities related to its current and planned businesses or in the event the Company decides to make additional acquisitions or enter into joint ventures and strategic alliances. Sources of additional capital may include cash flow from operations, public and private equity, debt financings, vendor financings and sales of dark fiber or infrastructure. If the Company fails to generate or raise enough capital, some or all of its future expansion plans may be delayed or abandoned, which could have a material adverse effect on the Company.

THE COMPANY'S COMMON COMMON STOCK PRICE MAY BE VOLATILE . The market price for the Common Stock has been, and may continue to be, highly volatile. Numerous factors could have a significant effect on the market price of the Common Stock. Such factors include the announcements of fluctuations in operating results, new contracts or customers and acquisitions by either the Company or one of its competitors. The market price of shares of Common Stock is also influenced by market conditions for telecommunications or telecommunications services company stocks and their service companies in general and by changes in recommendations or earnings estimates by securities analysts. In addition, the stock market has experienced significant price and volume fluctuations in recent years that have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of the Company's Common Stock.

FUTURE SALES OF THE COMPANY'S COMMON STOCK COULD ADVERSELY AFFECT THE STOCK PRICE. Future sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock

DEPENDENCE ON KEY PERSONNEL The success of the Company will be largely dependent on the efforts of the members of the management of the Company. While the Company has entered into employment agreements with various members of the management of the Company, there can be no assurance that such persons will continue their employment with the Company. The loss of the services of one or more of such key personnel would have a material adverse effect on the Company. The success of the Company also is dependent upon its ability to hire and retain additional qualified executive, engineering and marketing personnel. There can be no assurance that the Company will be able to hire or retain such necessary personnel. The Company does not presently have "key man" life insurance with respect to members of its management.

                                       10

NO DIVIDENDS ANTICIPATED TO BE PAID The Company does not anticipate paying cash dividends in the foreseeable future. The future payment of dividends is directly dependent upon future earnings of the Company, its financial requirements and other factors to be determined by the Company's Board of Directors. For the foreseeable future, it is anticipated that any earnings which may be generated from the Company's operations will be used to finance the growth of the Company and that cash dividends will not be paid to stockholders.

 LIMITED MARKET FOR THE COMPANY'S SECURITIES. There is currently only a limited trading market for the Common Stock of the Company. The Common Stock of the Company trades on the OTC Bulletin Board under the symbol "PMLK," which is a limited market and subject to substantial restrictions and limitations in comparison to the NASDAQ System or the American Stock Exchange (AMEX). While the Company expects to apply for inclusion of its Common Stock either on NASDAQ (Small Cap) or AMEX at such time as its securities comply with applicable criteria for inclusion, there can be no assurances that the Company's Common Stock will ever qualify for inclusion within the NASDAQ or AMEX System or that more than a limited market will ever develop for its Common Stock.

     BROKER-DEALER SALES OF SHARES. The NASDAQ Stock Market, Inc., has entry and maintenance criteria for listing eligibility on The NASDAQ SmallCap Market. The entry standards require at least $5,000,000 in equity or $750,000 in net income in two of the last three years. The entry standards also require a public float of at least 1,000,000 shares, a $5,000,000 market value of public float, a minimum bid price of $4.00 per share, at least 3 market markers, and at least 300 shareholders. The maintenance standards (as opposed to entry standards) require at least $2,500,000 in equity or $500,000 in income in two of the last three years, a public float of at least 500,000 shares, a $1,000,000 market value of public float, a minimum bid price of $1.00 per share, at least two market makers, and at least 300 shareholders. As a result the Company's Common Stock may be covered by a Securities and Exchange Commission rule that opposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and may also affect the ability of stockholders to sell their shares in the secondary market.

IT IS NOT POSSIBLE TO FORESEE ALL RISKS WHICH MAY AFFECT THE COMMON STOCK OF THE COMPANY. MOREOVER, THE COMPANY CANNOT PREDICT WHETHER IT WILL SUCCESSFULLY EFFECTUATE ITS CURRENT BUSINESS PLAN. EACH POTENTIAL HOLDER OF SHARES OF COMMON STOCK IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF SUCH AN INVESTMENT, INCLUDING THE RISK FACTORS DISCUSSED ABOVE.
                                       11

PURPOSE

     PrimeLink Systems, Inc. will issue common stock to employees, directors, officers, consultants, advisors and other persons associated with PrimeLink Systems, Inc. pursuant to the Stock Plan, which has been approved by the Board of Directors of PrimeLink Systems, Inc. The Stock Plan is intended to provide a method whereby PrimeLink Systems, Inc. may be stimulated by the personal involvement of its employees, directors, officers, consultants, advisors and other persons in PrimeLink Systems, Inc.'s business and future prosperity, thereby advancing the interests of Prime Link Systems, Inc. and all of its shareholders. A copy of the Stock Plan has been filed as an exhibit to this registration statement.

COMMON  STOCK

     The Board has authorized the issuance of 1,500,000 shares of the common stock to certain of the above-mentioned persons upon effectiveness of this registration statement.

NO  RESTRICTIONS  ON  TRANSFER

     Recipients of shares of common stock will become the record and beneficial owner of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

TAX  TREATMENT  TO  THE  RECIPIENTS

     The common stock is not qualified under Section 401(a) of the Internal Revenue Code. A recipient, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the recipient will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. Each recipient is urged to consult his tax advisors on this matter.

TAX  TREATMENT  TO  THE  COMPANY

     The amount of income recognized by a recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by PrimeLink Systems, Inc. for federal income tax purposes in the taxable year of PrimeLink Systems, Inc. during which the recipient recognizes income.
                                       12


RESTRICTIONS  ON  RESALE

     In the event that an affiliate of PrimeLink Systems, Inc. acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to PrimeLink Systems, Inc. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. PrimeLink Systems, Inc. has agreed that for the purpose of any "profit" computation under Section 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.


ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: PrimeLink Systems, Inc., 10135 Hereford Road, Folsom, Louisiana 70437, where its telephone number is (985) 796-5806.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents filed with the Securities and Exchange Commission (the "Commission") by PrimeLink Systems, Inc., a Delaware corporation (the "Company"), are incorporated herein by reference:
(a) The Company's latest Annual Report on Form 10-KSB for the year ended December 31, 2000, filed with the Securities and Exchange Commission;
                                       13

(b) The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2000; and
(c) All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.
     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
     The financial statements of PrimeLink Systems, Inc. are incorporated by reference in this prospectus as of and for the year ended December 31, 2000 and have been audited by LaPorte, Sehrt, Romig and Hand, A Professional Accounting Corporation and independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.
Brown & Associates, PLLC has rendered an opinion on the validity of the securities being registered. Brown & Associates, PLLC is not an affiliate of PrimeLink Systems, Inc.

ITEM 6.  INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS.
     Under Delaware law, a corporation may indemnify its directors, officers, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended. Those circumstances include that a director, officer, employee or agent may be indemnified if the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. A true and correct

                                       14

copy of Section 145 of the General Corporation Law of the State of Delaware that addresses indemnification of directors, officers, employees and agents is attached hereto as Exhibit 99.1.

     Article Seventh of the Certificate of Incorporation of PrimeLink Systems, Inc. provides that a director or officer shall be indemnified to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware. Indemnification of any other persons, such as employees or agents of the corporation, shall be determined in the sole and absolute discretion of the Board of Directors of the corporation.

     The effect of these provisions may be to limit the rights of PrimeLink Systems, Inc. and its stockholders (through stockholders' derivative suits on behalf of PrimeLink Systems, Inc.) to recover monetary damages and expenses against a director for breach of fiduciary duty.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.
     Not  applicable.

ITEM  8.  EXHIBITS.
     (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by reference:

Exhibit  No.     Title
------------     -----

5.1              Legal  opinion  of  Brown  &  Associates,  PLLC

10.1             2002  Non-Qualified  Stock  Compensation  Plan

23.1             Consent  of  Brown  &  Associates,  PLLC

23.2             Consent  of  LaPorte,  Sehrt, Romig and Hand,
                 A Professional Accounting Corporation.

99.1 Section 145 of the General Corporation Law of the State of Delaware


ITEM  9.  UNDERTAKINGS.     The  undersigned  registrant  hereby  undertakes:


                                       15

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(I)     include  any  prospectus  required by Section 10(a)(3) of the Securities
Act;
(II) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;
(III) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement. Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
                                       16
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Folsom, State of Louisiana, on January 31, 2002.

PrimeLink Systems, Inc.
(Registrant)

/s/  John  R.  Wade
-------------------
John  R.  Wade
Chairman  and  CEO

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



SIGNATURES . . . . . . .  TITLE                       DATE

/s/ John R. Wade . . . .  President, Chief Executive
------------------------
John R. Wade . . . . . .  Officer and Director        January 31, 2002
------------------------  --------------------------  ----------------
/s/ Walter R. Green, Jr.  Chief Financial Officer
------------------------
Walter R. Green, Jr. . .  and Director                January 31, 2002
/s/ Michael D. English .  Chief Operating Officer
------------------------
Michael D. English . . .  and Director                January 31, 2002
/s/ Bobby R. Clemons . .  Executive Vice President
------------------------
Bobby R. Clemons . . . .  and Director                January 31, 2002















                                       18
INDEX  TO  EXHIBITS

Exhibit  No.     Title
------------     -----

5.1              Legal  opinion  of  Brown  &  Associates,  PLLC

10.1             2002  Non-Qualified  Stock  Compensation  Plan

23.1             Consent  of  Brown  &  Associates,  PLLC

23.2             Consent  of  LaPorte,  Sehrt, Romig and Hand,
                 A Professional Accounting Corporation

99.1 Section 145 of the General Corporation Law of the State of Delaware